Exhibit 99.1

Contacts:

Investors:	Media:
Patrick E. Flanigan III	Brian P. Gill
Vice President	Vice President
Investor Relations	Corporate Communications
(908) 673-9969	(908) 673-9530

CELGENE REPORTS SECOND QUARTER 2014

OPERATING AND FINANCIAL RESULTS

•                  2014 Total Revenue, Net Product Sales and Adjusted Diluted EPS Guidance Raised

•                  Data on GED-0301, MDS-005 and MCL-002 to be Presented H2 2014

SUMMIT, NJ — (July 24, 2014) — Celgene Corporation (NASDAQ: CELG) reported net product sales of $1,845 million for the second quarter of 2014, an 18 percent increase from the same period in 2013.  Second quarter total revenue increased 17 percent to $1,873 million compared to $1,599 million in the second quarter of 2013.  Adjusted net income for the second quarter of 2014 increased 15 percent to $748 million compared to $653 million in the second quarter of 2013.  For the same period, adjusted diluted earnings per share (EPS) increased 18 percent to $0.90 from $0.76, on a split-adjusted basis.

Based on U.S. GAAP (Generally Accepted Accounting Principles), Celgene reported second quarter of 2014 net income of $598 million or $0.72 per diluted share.  For the second quarter of 2013, net income was $478 million or $0.56 per diluted share, on a split-adjusted basis.

“Strong second quarter operating and financial results demonstrate the significant momentum of our portfolio and support raising our 2014 guidance,” said Bob Hugin, Chairman and Chief Executive Officer of Celgene Corporation.  “We look forward to multiple milestones in the second half of the year, including the expansion of OTEZLA® into psoriasis and the further advancement of our pipeline.”

Second Quarter 2014 Financial Highlights

Unless otherwise stated, all comparisons are for the second quarter of 2014 compared to the second quarter of 2013.  The adjusted operating expense categories presented below exclude share-based employee compensation expense and upfront collaboration payments.  In June 2014, Celgene effected a two-for-one split of the Company’s common stock.  Adjusted diluted EPS, GAAP EPS and share counts for all periods are split-adjusted.  Please see the attached Reconciliation of GAAP to Adjusted Net Income for further information.

Net Product Sales Performance

•                  REVLIMID® sales for the second quarter increased 15 percent to $1,214 million and were driven by volume in both the U.S. and International markets, increased duration of therapy and continued market share leadership in multiple myeloma.  U.S. sales of $716 million and International sales of $498 million increased 15 percent and 17 percent, respectively.

•                  ABRAXANE® sales for the second quarter were $215 million, a 39 percent increase.  U.S. sales of $160 million and International sales of $55 million increased 33 percent and 58 percent, respectively.  The increase in sales reflects the impact of the ongoing U.S. launch in pancreatic cancer and early launch success for pancreatic cancer in Europe.

•                  VIDAZA® second quarter sales decreased 28 percent to $152 million, reflecting the year-over-year impact of the entry of generic azacitidine in the U.S. market.  U.S. sales decreased 89 percent to $10 million.  International sales were $142 million, an increase of 12 percent.  International sales were driven by increased demand in Europe and Japan.

•                  POMALYST®/IMNOVID® sales were $161 million, an increase of 143%.  U.S. sales were $104 million and International sales were $57 million, an increase of 81% and 567%, respectively.  POMALYST®/IMNOVID® sales were driven by market share gains in the U.S. and the strong commercial launch in Europe following the August 5, 2013 approval.

•                  OTEZLA® sales were $5 million.  After launching the product for psoriatic arthritis in early April, underlying demand grew steadily and OTEZLA® ended the quarter sharing the market share lead for new patient starts.  The overall market access position is favorable and trending ahead of expectations.  During the quarter, patients initiating therapy received a two-week sample titration pack and almost half of the patients obtained an additional two weeks of free product until they gained authorization for reimbursement.

•                  All other product sales, which include THALOMID®, ISTODAX® and an authorized generic of VIDAZA® drug product in the U.S., were $98 million in the second quarter of 2014 compared to $80 million for the second quarter of 2013.

Research and Development (R&D)

Adjusted R&D expenses were $397 million for the second quarter of 2014 compared to $345 million for the second quarter of 2013. The increase was primarily due to an increase in clinical trial activity.  On a GAAP basis, R&D expenses were $457 million for the second quarter of 2014 and $458 million for the same period in 2013 reflecting the increased clinical trial activity which was offset by lower upfront collaboration expense.

Selling, General, and Administrative (SG&A)

Adjusted SG&A expenses were $440 million for the second quarter of 2014 compared to $384 million for the second quarter of 2013.  The increase was primarily due to investments in support of the launch of OTEZLA® for psoriatic arthritis in the U.S., pre-launch activities for OTEZLA® for psoriasis in the U.S. and pre-launch activities for OTEZLA® in Europe.  On a GAAP basis, SG&A expenses were $492 million for the second quarter of 2014 compared to $418 million for the same period in 2013.  The increase in GAAP SG&A expenses also included an increase in share-based compensation expense.

Cash, Cash Equivalents, and Marketable Securities

In the second quarter of 2014, Celgene purchased approximately 3.2 million of its shares on a pre-split basis at a total cost of approximately $475 million.  As of June 30, 2014, the Company had $3,932 million remaining under the stock repurchase program.

In May, the Company priced a series of five-, ten- and thirty-year senior unsecured notes for an aggregate principal amount of $2,500 million that resulted in $12 million in interest expense in the second quarter of 2014.  In addition, the Company purchased additional equity in Acceleron Pharma Inc. at a price above market value that resulted in an expense for the premium of $10 million.  The incremental interest expense and equity premium combined accounted for a $0.02 reduction in adjusted diluted EPS.

Operating cash flow was $516 million in the second quarter of 2014.  Celgene ended the quarter with $6,213 million in cash, cash equivalents and marketable securities.

2014 Guidance

•                  Total revenue raised to approximately $7,600 million from $7,500 million, an increase of approximately 17 percent year-over-year

•                  Total Net Product Sales raised to above $7,500 million from the previous range of $7,300 million to $7,400 million, an increase of approximately 18 percent over 2013 Total Net Product Sales

•                  REVLIMID® Net Product Sales narrowed to approximately $4,950 million from the previous range of $4,900 million to $5,000 million, an increase of approximately 16 percent over 2013 REVLIMID® Net Product Sales

•                  ABRAXANE® Net Product Sales expected to be in the range of $850 million to $900 million

•                  Adjusted diluted EPS raised to a range of $3.60 to $3.65 from the previous range of $3.50 to $3.60, an increase of approximately 22% over 2013 adjusted diluted EPS

•                  GAAP diluted EPS is expected to be in the range of $2.46 to $2.55 from the previous range of $2.47 to $2.59

Business Update

Celgene announced that Robert Hershberg, M.D., Ph.D. is joining the Company to lead Celgene’s research and early development efforts in immuno-oncology and a newly formed Celgene Immuno-Oncology Center of Excellence to be based in Seattle, Washington.  His arrival anchors strategic positioning of the Company’s current and expanding immuno-oncology pipeline assets, including approved IMiD® products, emerging preclinical assets targeting innate immunity, T-cell checkpoints and collaborative CAR-T projects.  Dr. Hershberg brings a depth of translational and clinical development experience from former positions at Corixa, Dendreon, and as founder and current CEO, President and Director of VentiRx.  Dr. Hershberg completed his undergraduate degree in molecular biology and M.D. at UCLA, and his Ph.D. in Biology at the Salk Institute.

Key Accomplishments in First Half of 2014

Hematology

•                  Submitted REVLIMID® for newly diagnosed multiple myeloma (NDMM) in the U.S. and Europe.  FDA assigned a U.S. Prescription Drug User Fee Act (PDUFA) goal date of February 22, 2015 for REVLIMID® in NDMM

•                  Completed enrollment in the phase III REMARC trial with REVLIMID® as maintenance in diffuse large B-cell lymphoma (DLBCL)

•                  Began enrollment in the phase III AUGMENTTM (NHL-007) trial with REVLIMID® in relapsed and/or refractory follicular lymphoma and the phase IIIb MAGNIFYTM (NHL-008) trial with REVLIMID® in patients with relapsed and/or refractory indolent lymphoma

•                  Presented phase II data on the combination of REVLIMID® with R-CHOP in patients with non-germinal center (non-GCB) phenotype newly diagnosed DLBCL at the American Society of Clinical Oncology meeting

•                  Achieved the primary endpoint of progression free survival in the pivotal randomized phase II MCL-002 trial with REVLIMID® in patients with relapsed and/or refractory mantle cell lymphoma

•                  Achieved the primary endpoint of RBC-transfusion independence for at least 8 weeks in the phase III MDS-005 trial with REVLIMID® in patients with non-del5q low-risk/Intermediate-1 transfusion-dependent myelodysplastic syndrome

•                  Presented results of the phase III AML-001 trial with VIDAZA® in elderly patients with newly diagnosed acute myeloid leukemia at the European Hematology Association (EHA) meeting

•                  Data presented from a phase I trial of AG-221 in patients with advanced hematologic malignancies with an isocitrate dehydrogenase-2 (IDH2) mutation at the American Association for Cancer Research and EHA meetings.  Celgene exercised the option to an exclusive worldwide license to AG-221 in June

•                  Data presented from two phase II trials of sotatercept and ACE-536 in patients with both transfusion dependent and non-transfusion dependent beta-thalassemia at the EHA meeting

Oncology

•                  Began enrollment in the phase III APACT (PANC-003) trial with ABRAXANE® as an adjuvant treatment in patients with surgically resected pancreatic cancer

•                  Began enrollment in a phase III trial with ABRAXANE® as maintenance therapy in patients with squamous cell non-small cell lung cancer (NSCLC)

•                  Began enrollment in a phase II trial with ABRAXANE® in patients with previously treated metastatic colorectal cancer.  The trial will stratify patients with regards to RAS wild-type and RAS mutation

•                  Data presented from a phase Ib study of demcizumab in combination with pemetrexed and carboplatin in patients with first-line non-squamous NSCLC at the ASCO meeting

Inflammation & Immunology

•                  Received approval from the U.S. FDA in March for OTEZLA® for the treatment of adult patients with active psoriatic arthritis

•                  Presented data on OTEZLA® from the ESTEEM 1 and ESTEEM 2 phase III trials in patients with moderate-to-severe psoriasis at the American Academy of Dermatology meeting

•                  Presented long-term data on OTEZLA® from the PALACE program in patients with active psoriatic arthritis at the European League Against Rheumatism meeting

•                  Announced the results of the phase III trial of OTEZLA® in patients with active ankylosing spondylitis

•                  Initiated a phase II trial with OTEZLA® in patients with atopic dermatitis

•                  Acquired late-stage product GED-0301 for moderate-to-severe Crohn’s disease and other indications

•                  Data presented from a phase IIa trial with sotatercept in patients with end-stage renal disease on hemodialysis at the National Kidney Foundation meeting

Key Milestones Expected During the Second Half of 2014

Hematology & Oncology

•                  Present data from the MDS-005 phase III trial

•                  Present data from the MCL-002 phase II trial

•                  Present data from a phase II trial with sotatercept in MDS

•                  Initiate a phase I trial with CC-486 in DLBCL

•                  Initiate phase III trial with REVLIMID® for the treatment of non-GCB DLBCL with a companion diagnostic

•                  Initiate phase I/II trials with ABRAXANE® in combination with anti-PD1 antibodies in multiple solid tumors

•                  Initiate a phase Ib trial with CC-122 in hepatocellular cancer

•                  Initiate a phase I trial with CC-486 in solid tumors

Inflammation & Immunology

•                  U.S. PDUFA goal date for OTEZLA® in moderate-to-severe psoriasis is September 23

•                  Opinion from the Committee for Medicinal Products for Human Use (CHMP) for OTEZLA® in active psoriatic arthritis and moderate-to-severe psoriasis

•                  Complete enrollment of a phase III trial in Japan with OTEZLA® in active psoriatic arthritis and moderate-to-severe psoriasis

•                  Target presentation of two-year data on OTEZLA® in active psoriatic arthritis from the PALACE program

•                  Initiate a phase III trial with OTEZLA® in Behçet’s disease

•                  Initiate a phase IIb trial with OTEZLA® in ulcerative colitis

•                  Present and publish phase II data on GED-0301 in Crohn’s disease.  Data to be presented at United European Gastroenterology Week in Vienna on October 21

•                  Data on sotatercept for the treatment of anemia in patients with chronic kidney disease/mineral and bone disorder

•                  Initiate phase IIa trials with CC-220 in systemic lupus erythematosus and other indications

Second Quarter 2014 Conference Call and Webcast Information

Celgene will host a conference call to discuss the second quarter of 2014 operating and financial performance on Thursday, July 24, 2014, at 9 a.m. ET.  The conference call will be available by webcast at www.celgene.com. An audio replay of the call will be available from noon July 24, 2014, until midnight ET July 31, 2014.  To access the replay in the U.S., dial (855) 859-2056. Outside the U.S. dial (404) 537-3406.  The participant passcode is 23334020. The Company’s third quarter of 2014 financial and operational results are expected to be reported on October 23.

About REVLIMID®

In the U.S., REVLIMID® (lenalidomide) in combination with dexamethasone is indicated for the treatment of multiple myeloma (MM) patients who have received at least one prior therapy.  REVLIMID® is indicated for patients with transfusion-dependent anemia due to Low- or Intermediate-1-risk myelodysplastic syndromes (MDS) associated with a deletion 5q cytogenetic abnormality with or without additional cytogenetic abnormalities.  REVLIMID® is approved in the U.S. for the treatment of patients with mantle cell lymphoma (MCL) whose disease has relapsed or progressed after two prior therapies, one of which included bortezomib.  Limitations of Use: REVLIMID® is not indicated and is not recommended for the treatment of chronic lymphocytic leukemia (CLL) outside of controlled clinical trials.

About ABRAXANE®

In the U.S., ABRAXANE® for Injectable Suspension (paclitaxel protein-bound particles for injectable suspension) (albumin-bound) is indicated for the treatment of breast cancer after failure of combination chemotherapy for metastatic disease or relapse within six months of adjuvant chemotherapy.  Prior therapy should have included an anthracycline unless clinically contraindicated.  ABRAXANE® is indicated for the first-line treatment of locally advanced or metastatic non-small cell lung cancer, in combination with carboplatin, in patients who are not candidates for curative surgery or radiation therapy.  ABRAXANE® is also indicated for the first-line treatment of metastatic adenocarcinoma of the pancreas in combination with gemcitabine.

About POMALYST®

In the U.S., POMALYST® (pomalidomide) is indicated for patients with multiple myeloma who have received at least two prior therapies including lenalidomide and bortezomib and have demonstrated disease progression on or within 60 days of completion of the last therapy.  Approval is based on response rate.  Clinical benefit such as improvement in survival or symptoms has not been verified.

About OTEZLA®

In the U.S., OTEZLA® (apremilast) is indicated for the treatment of adult patients with active psoriatic arthritis.

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global biopharmaceutical company engaged primarily in the discovery, development and commercialization of novel therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts.  Forward-looking statements can be identified by the words “expects,” “anticipates,” “believes,” “intends,” “estimates,” “plans,” “will,” “outlook” and similar expressions Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made.  We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law.  Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control.  Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information.  These adjusted measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP.  We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items.  Other companies may define these measures in different ways.  See the attached Reconciliations of GAAP to Adjusted Net Income for explanations of the amounts excluded and included to arrive at Adjusted Net Income and Adjusted Earnings Per Share amounts for the three-and six-month periods ended June 30, 2014 and 2013, and for the projected amounts for the year ending December 31, 2014.

#  #  #

Celgene Corporation and Subsidiaries

Condensed Consolidated Statements of Income

(Unaudited)

(In millions, except per share amounts)

	Three-Month Periods Ended		Six-Month Periods Ended
	June 30,		June 30,
	2014	2013	2014	2013

Net product sales	$1,844.6	$1,564.1	$3,552.1	$2,993.4
Other revenue	28.1	34.9	50.6	70.2
Total revenue	1,872.7	1,599.0	3,602.7	3,063.6

Cost of goods sold (excluding amortization of acquired intangible assets)	98.9	80.9	185.0	161.4
Research and development	456.9	458.1	1,170.6	910.5
Selling, general and administrative	491.8	418.1	985.9	787.1
Amortization of acquired intangible assets	65.3	65.7	131.0	131.4
Acquisition related charges, net	0.9	12.5	9.5	45.7
Total costs and expenses	1,113.8	1,035.3	2,482.0	2,036.1

Operating income	758.9	563.7	1,120.7	1,027.5

Other income (expense), net	(52.1)	(5.9)	(81.6)	(21.3)

Income before income taxes	706.8	557.8	1,039.1	1,006.2

Income tax provision	109.0	79.7	161.6	143.2

Net income	$597.8	$478.1	$877.5	$863.0

Net income per common share:(1)
Basic	$0.75	$0.58	$1.09	$1.04
Diluted	$0.72	$0.56	$1.05	$1.00

Weighted average shares:(1)
Basic	799.6	828.2	805.5	832.0
Diluted	831.0	858.5	838.0	861.9

	June 30,	December 31,
	2014	2013
Balance sheet items:
Cash, cash equivalents & marketable securities	$6,213.0	$5,687.0
Total assets	15,601.9	13,378.2
Short-term borrowings	192.3	544.8
Long-term debt	6,743.3	4,196.5
Total stockholders’ equity	4,851.3	5,589.9

(1)       Following stockholder approval, the Company amended its certificate of incorporation on June 18, 2014, to increase the number of authorized shares of common stock from 575.0 million to 1.150 billion and effect a two-for-one stock split of its outstanding common stock. Accordingly, all share and per share amounts presented herein reflect the impact of the stock split.

Celgene Corporation and Subsidiaries

Reconciliation of GAAP to Adjusted Net Income

(In millions, except per share amounts)

		Three-Month Periods Ended		Six-Month Periods Ended
		June 30,		June 30,
		2014	2013	2014	2013

Net income - GAAP		$597.8	$478.1	$877.5	$863.0

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	(1)	5.9	3.7	12.0	6.5

Research and development:
Share-based compensation expense	(1)	45.8	31.8	92.8	58.8
Upfront collaboration expense	(2)	14.0	81.8	323.0	177.5

Selling, general and administrative:
Share-based compensation expense	(1)	51.7	34.3	103.0	70.1
Settlement of contingent obligation	(3)	—	—	25.0	—

Amortization of acquired intangible assets	(4)	65.3	65.7	131.0	131.4

Acquisition related charges, net:
Change in fair value of contingent consideration	(5)	0.9	12.5	9.5	45.7

Net income tax adjustments	(6)	(33.5)	(55.0)	(121.0)	(108.4)
Net income — Adjusted		$747.9	$652.9	$1,452.8	$1,244.6

Net income per common share — Adjusted
Basic		$0.94	$0.79	$1.80	$1.50
Diluted		$0.90	$0.76	$1.73	$1.44

In addition to financial information prepared in accordance with U.S. GAAP, this press release also contains adjusted financial measures that we believe provide investors and management with supplemental information relating to operating performance and trends that facilitate comparisons between periods and with respect to projected information. These adjusted financial measures are non-GAAP and should be considered in addition to, but not as a substitute for, the information prepared in accordance with U.S. GAAP. We typically exclude certain GAAP items that management does not believe affect our basic operations and that do not meet the GAAP definition of unusual or non-recurring items. Other companies may define these measures in different ways.

Explanation of adjustments:

(1)         Exclude share-based compensation expense totaling $103.4 for the three-month period ended June 30, 2014 and $69.8 for the three-month period ended June 30, 2013. Exclude share-based compensation expense totaling $207.8 for the six-month period ended June 30, 2014 and $135.4 for the six-month period ended June 30, 2013.

(2)         Exclude upfront payment expense for research and development collaboration arrangements.

(3)         Exclude settlement of a contingent obligation to make matching contributions to a non-profit organization.

(4)         Exclude amortization of intangible assets acquired in the acquisitions of Pharmion Corp., Gloucester Pharmaceuticals, Inc. (Gloucester), Abraxis BioScience Inc. (Abraxis) and Celgene Avilomics Research, Inc. (Avila).

(5)         Exclude changes in the fair value of contingent consideration related to the acquisitions of Gloucester, Abraxis, Avila and Nogra Pharma Limited.

(6)         Net income tax adjustments reflect the estimated tax effect of the above adjustments and the impact of certain other non-operating tax adjustments, including the effects of acquisition related matters, adjustments to the amount of unrecognized tax benefits, and nonrecurring items connected with the launch of new products.

Celgene Corporation and Subsidiaries

Reconciliation of Full-Year 2014 Projected GAAP to Adjusted Net Income

(In millions, except per share amounts)

	Range
	Low	High

Projected net income - GAAP (1)	$2,058.0	$2,130.1

Before tax adjustments:
Cost of goods sold (excluding amortization of acquired intangible assets):
Share-based compensation expense	27.0	26.7

Research and Development:
Share-based compensation expense	207.8	205.7
Upfront collaboration expense	323.0	323.0

Selling, general and administrative:
Share-based compensation expense	232.9	230.6
Settlement of contingent obligation	25.0	25.0

Amortization of acquired intangible assets	258.3	258.3

Acquisition related charges, net:
Change in fair value of contingent consideration	67.4	66.0

Net income tax adjustments	(193.4)	(217.6)

Projected net income - Adjusted	$3,006.0	$3,047.8

Projected net income per diluted common share - GAAP	$2.46	$2.55

Projected net income per diluted common share - Adjusted	$3.60	$3.65

Projected weighted average diluted shares	835.0	835.0

(1)         Our projected 2014 earnings do not include the effect of any business combinations, collaboration agreements, asset acquisitions, intangible asset impairments, or changes in the fair value of our CVRs issued as part of the acquisition of Abraxis that may occur after the day prior to the date of this press release.

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Three-Month Periods
	Ended June 30,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$716.2	$624.6	14.7%	14.7%	0.0%
International	497.5	426.9	16.5%	14.2%	2.3%
Worldwide	1,213.7	1,051.5	15.4%	14.5%	0.9%

ABRAXANE®
U.S.	159.9	119.8	33.5%	33.5%	0.0%
International	55.4	35.0	58.3%	58.0%	0.3%
Worldwide	215.3	154.8	39.1%	39.0%	0.1%

VIDAZA®
U.S.	9.7	84.4	(88.5)%	(88.5)%	0.0%
International	142.3	126.9	12.1%	10.4%	1.7%
Worldwide	152.0	211.3	(28.1)%	(29.1)%	1.0%

POMALYST®/IMNOVID®(3)
U.S.	104.2	57.7	80.6%	80.6%	0.0%
International	56.7	8.5	567.1%	572.1%	(5.0)%
Worldwide	160.9	66.2	143.1%	143.7%	(0.6)%

THALOMID®
U.S.	36.5	46.1	(20.8)%	(20.8)%	0.0%
International	17.8	20.1	(11.4)%	(13.0)%	1.6%
Worldwide	54.3	66.2	(18.0)%	(18.5)%	0.5%

azacitidine for injection
U.S.	24.4	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	24.4	—	N/A	N/A	N/A

ISTODAX®
U.S.	16.3	12.1	34.7%	34.7%	0.0%
International	0.8	1.4	(42.9)%	(46.3)%	3.4%
Worldwide	17.1	13.5	26.7%	26.3%	0.4%

OTEZLA®(4)
U.S.	4.6	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	4.6	—	N/A	N/A	N/A

All Other
U.S.	1.4	—	N/A	N/A	N/A
International	0.9	0.6	N/A	N/A	N/A
Worldwide	2.3	0.6	N/A	N/A	N/A

Total Net Product Sales
U.S.	1,073.2	944.7	13.6%	13.6%	0.0%
International	771.4	619.4	24.5%	22.6%	1.9%
Worldwide	$1,844.6	$1,564.1	17.9%	17.1%	0.8%

(1)       - Operational includes impact from both volume and price

(2)       - Currency includes the impact from both foreign exchange rates and hedging activities

(3)       - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

(4)       - OTEZLA® was approved in the U.S. on March 21, 2014

Celgene Corporation and Subsidiaries

Net Product Sales

(In millions)

	Six-Month Periods
	Ended June 30,		% Change
	2014	2013	Reported	Operational(1)	Currency(2)

REVLIMID®
U.S.	$1,358.0	$1,192.9	13.8%	13.8%	0.0%
International	999.5	861.4	16.0%	14.7%	1.3%
Worldwide	2,357.5	2,054.3	14.8%	14.2%	0.6%

ABRAXANE®
U.S.	301.4	213.5	41.2%	41.2%	0.0%
International	98.7	64.0	54.2%	53.3%	0.9%
Worldwide	400.1	277.5	44.2%	44.0%	0.2%

VIDAZA®
U.S.	24.3	171.1	(85.8)%	(85.8)%	0.0%
International	276.1	244.3	13.0%	11.9%	1.1%
Worldwide	300.4	415.4	(27.7)%	(28.4)%	0.7%

POMALYST®/IMNOVID®(3)
U.S.	192.9	79.5	142.6%	142.6%	0.0%
International	103.6	15.2	581.6%	588.1%	(6.5)%
Worldwide	296.5	94.7	213.1%	214.2%	(1.1)%

THALOMID®
U.S.	76.5	81.5	(6.1)%	(6.1)%	0.0%
International	35.8	42.1	(15.0)%	(15.7)%	0.7%
Worldwide	112.3	123.6	(9.1)%	(9.4)%	0.3%

azacitidine for injection
U.S.	42.8	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	42.8	—	N/A	N/A	N/A

ISTODAX®
U.S.	31.2	24.2	28.9%	28.9%	0.0%
International	2.0	2.2	(9.1)%	(12.0)%	2.9%
Worldwide	33.2	26.4	25.8%	25.6%	0.2%

OTEZLA®(4)
U.S.	4.6	—	N/A	N/A	N/A
International	—	—	N/A	N/A	N/A
Worldwide	4.6	—	N/A	N/A	N/A

All Other
U.S.	3.2	—	N/A	N/A	N/A
International	1.5	1.5	N/A	N/A	N/A
Worldwide	4.7	1.5	N/A	N/A	N/A

Total Net Product Sales
U.S.	2,034.9	1,762.7	15.4%	15.4%	0.0%
International	1,517.2	1,230.7	23.3%	22.1%	1.2%
Worldwide	$3,552.1	$2,993.4	18.7%	18.2%	0.5%

(1)  - Operational includes impact from both volume and price

(2)  - Currency includes the impact from both foreign exchange rates and hedging activities

(3)  - POMALYST® was approved in the U.S. on February 8, 2013; IMNOVID® was approved in the EU on August 5, 2013

(4)  - OTEZLA® was approved in the U.S. on March 21, 2014